EXHIBIT 23.2A

[Hacker, Johnson & Smith, P.A. letterhead]

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the reference to our firm under the caption “Certain Experts Retained by First Community” in Amendment Two to the Registration Statement and related Prospectus of First Community Bank Corporation of America for the registration of 570,000 shares of its common stock and to the incorporation therein of our report dated January 17, 2003 (except for note 10 as to which the date is March 27, 2003), relating to the consolidated financial statements of First Community Bank Corporation of America as of December 31, 2002 and 2001 and for the years then ended.

/S/ HACKER, JOHNSON & SMITH, P.A. Hacker, Johnson & Smith, P.A. Tampa, Florida May 14, 2003